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Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010
NEWS RELEASE

BARNES GROUP INC. REPORTS
THIRD QUARTER 2020 FINANCIAL RESULTS

•	Sales of $269 million, down 28% from last year; Organic Sales down 26%

•	Operating Income of $31.2 million, down 54%

•	Operating Margin of 11.6%, down 650 bps

•	GAAP EPS of $0.30, down 66% from a Year Ago

•	Solid Free Cash Flow, Leverage at 2.8x EBITDA

•	Provides Fourth Quarter Expectation

BRISTOL, Conn., October 23, 2020 - Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today reported financial results for the third quarter 2020.
“Barnes Group delivered third quarter financial performance near the high-end of our July expectations with Industrial seeing promising signs of recovery in select end markets and Aerospace effectively managing through the significant pressures of a challenging business environment. As anticipated, the ongoing impacts of the global COVID-19 pandemic weighed on our business, although our sequential improvement and continued solid cash generation are encouraging,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “Swift proactive actions taken early in the pandemic have enabled Barnes Group to remain profitable and to sustain good cash performance, both clearly evident in the third quarter results,” added Dempsey.

Third Quarter Highlights
Third quarter 2020 net sales of $269 million were down 28% from $373 million in the prior year period, with organic sales (1) declining 26% primarily driven by the impact of the global pandemic on the Company’s end markets. Divested Seeger sales had a negative impact of 4%, while foreign exchange had a positive impact of 2%. On a sequential basis, net sales increased 14% from the second quarter 2020. Operating income was $31.2 million versus $67.6 million a year ago. Operating margin decreased 650 bps to 11.6%. On an adjusted basis, which excludes $0.3 million of restructuring charges in the Aerospace Segment, operating income was $31.5 million and adjusted operating margin was 11.7%.
Interest expense was $3.7 million, a decrease of $1.6 million from the prior year period, due to decreased average borrowings and the benefit of a lower average interest rate.

Other expense was $47 thousand compared to $2.5 million a year ago, primarily as a result of a foreign currency gains this year versus losses last year.

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The Company's effective tax rate for the third quarter of 2020 was 44.1% compared with 23.4% in the third quarter of 2019 and 23.4% for the full year 2019. The increase in the third quarter of 2020 effective tax rate from the full year 2019 rate is primarily due to changes in the forecasted geographic sources of income with reductions occurring in several low tax jurisdictions and the impact of the global intangible low-taxed income tax (“GILTI”). Our full year 2020 tax rate, which includes the recognition of tax expense related to the Seeger sale, is forecasted to be approximately 39%.

Net income for the third quarter was $15.4 million, or $0.30 per diluted share, compared to $45.8 million, or $0.89 per diluted share, a year ago.
Year-to-date 2020 cash provided by operating activities was $163.4 million versus $161.3 million in the prior year period. Free cash flow was $133.2 million compared to $123.6 million last year-to-date. Capital expenditures year-to-date were $30.2 million, down $7.6 million from last year-to-date.

Segment Performance and End Market Outlook

Industrial
Third quarter sales were $196.9 million, down 15% from $231.7 million in the prior year period. Organic sales decreased 12% primarily related to a significant volume decrease caused by the continuing impact of the COVID-19 pandemic on automotive and industrial end markets. Divested Seeger revenues of $14.1 million had a negative impact of 6%, while favorable foreign exchange increased sales by $7.2 million, or 3%. On a sequential basis, total Industrial sales increased 19% from the second quarter 2020.

Operating profit in the third quarter was $24.4 million, down 30% from $34.8 million in the prior year period. Similar to the second quarter of 2020, the operating profit decrease was driven by the lower sales volumes partially offset by cost initiatives such as workforce reductions, temporary compensation cuts, and discretionary expense curtailments. Operating margin was 12.4%, down 260 bps from 15.0% last year.

During the third quarter, manufacturing PMI’s in our major geographic regions have improved and Industrial orders and sales have followed. Although the global COVID-19 pandemic continues to weigh upon our expectations for Industrial, we anticipate sequential improvement in both orders and sales in the fourth quarter.

Aerospace
Third quarter sales were $72.1 million, down 49% from $140.9 million last year as the COVID-19 pandemic suppressed global aerospace end markets. Aerospace original equipment manufacturing (“OEM”) sales decreased 44% while aftermarket sales decreased 58%. On a sequential basis, Aerospace sales increased 2% from the second quarter 2020.

Operating profit was $6.8 million, down 79% from $32.7 million in the prior year period, reflecting the lower sales volumes and $0.3 million of restructuring charges, partially offset by lower employee related expenses and other cost containment actions. Operating margin was 9.4%, down from 23.2% last year. Excluding third quarter 2020 restructuring charges, adjusted operating profit was $7.1 million and adjusted operating margin was 9.9%.

Aerospace OEM backlog ended the quarter at $534 million, down 4% from June 2020. The Company expects to ship approximately 45% of this backlog over the next 12 months.

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In the third quarter, our aerospace end markets continued to be severely impacted by the global pandemic. In the near-term, we anticipate our OEM business will see continued softness in demand for its manufactured components as aircraft production rates at Boeing and Airbus have been reduced. While our aerospace OEM sales are expected to increase on a sequential basis in the fourth quarter, recovery to pre-pandemic levels is anticipated to take several years. In the aerospace aftermarket, lingering declines in aircraft utilization and diminished airline profitability will negatively impact our business. As flight activity resumes, we anticipate the aftermarket business to gradually improve.

Balance Sheet and Liquidity

Barnes Group’s balance sheet remains well-positioned with sufficient liquidity to fund operations. The Company has liquidity of $77 million in cash and approximately $400 million of available revolving credit facility, subject to covenants which would have allowed $256 million under our current credit agreements. With respect to the balance sheet, our “Debt to EBITDA” ratio, as defined in our credit agreements, was 2.8 times at the end of September 2020, up from 2.4 times at the end of June 2020. The Company is in full compliance with all covenants under its amended credit agreements.

2020 Fourth Quarter Outlook

For the fourth quarter of 2020, we will continue to be impacted by the COVID-19 global pandemic. As such, our current view is for organic sales to be lower than last year’s fourth quarter by approximately 20%, though up sequentially from the third quarter of 2020 by approximately 5%. Operating margin is expected to approximate 11.0%. Adjusted earnings per share are anticipated to be in the range of $0.27 to $0.35. Our full year 2020 capital expenditures forecast of $40 million is down slightly from our prior view.

Conference Call Information

Barnes Group Inc. will conduct a conference call with investors to discuss third quarter 2020 results at 8:30 a.m. ET today, October 23, 2020. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes Group’s website at www.BGInc.com. The conference is also available by direct dial at (844) 884-8225 in the U.S. or (647) 689-4194 outside of the U.S.; Conference ID 7386904. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.
In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, October 23, 2020 until 11:59 p.m. (ET) on Friday, October 30, 2020, by dialing (416) 621-4642; Conference ID 7386904.
Note:
(1) Organic sales decline represents the total reported sales decrease within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes Group
Barnes Group Inc. (NYSE: B) is a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers. Its specialized products and services are used in far-reaching applications including aerospace, transportation, manufacturing, automation, healthcare, and packaging. Barnes Group’s skilled and dedicated employees around the globe are committed to the highest performance standards and achieving consistent, sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and

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uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; difficulties leveraging market opportunities; changes in market demand for our products and services; rapid technological and market change; the ability to protect and avoid infringing upon intellectual property rights; introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses; the impacts of the COVID-19 pandemic on our business, including on demand, supply chains, operations and our ability to maintain sufficient liquidity throughout the unknown duration and severity of the crisis; the failure to achieve anticipated cost savings and benefits associated with the workforce reductions and restructuring actions previously announced by the Company (the “Plan”); the ability to successfully execute the Plan; the preliminary nature of our cost and savings estimates related to the Plan, including the timing of such charges and savings, which are subject to change as the Company makes decisions and refines estimates over time; timing delays in implementing the Plan; management and employee distraction resulting from the Plan; uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; government tariffs, trade agreements and trade policies; the impact of new or revised tax laws and regulations; the adoption of laws, directives or regulations that impact the materials processed by our products or their end markets; changes in raw material or product prices and availability; the continuing impact of prior acquisitions and divestitures; integration of acquired businesses; and any other future strategic actions, including acquisitions, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies; product liabilities and uninsured claims; future repurchases of common stock; future levels of indebtedness; and numerous other matters of a global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature (including the COVID-19 pandemic); and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070
# # #

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended September 30,			Nine months ended September 30,
	2020	2019	% Change	2020	2019	% Change
Net sales	$269,059	$372,587	(27.8)	$835,266	$1,120,947	(25.5)

Cost of sales	176,908	234,421	(24.5)	532,214	717,370	(25.8)
Selling and administrative expenses	60,908	70,581	(13.7)	212,380	228,385	(7.0)
	237,816	305,002	(22.0)	744,594	945,755	(21.3)
Operating income	31,243	67,585	(53.8)	90,672	175,192	(48.2)

Operating margin	11.6%	18.1%		10.9%	15.6%

Interest expense	3,701	5,344	(30.7)	11,924	15,856	(24.8)
Other expense (income), net	47	2,524	(98.1)	2,700	6,043	(55.3)
Income before income taxes	27,495	59,717	(54.0)	76,048	153,293	(50.4)
Income taxes	12,137	13,948	(13.0)	30,390	35,916	(15.4)
Net income	$15,358	$45,769	(66.4)	$45,658	$117,377	(61.1)

Common dividends	$8,097	$8,111	(0.2)	$24,302	$24,414	(0.5)

Per common share:
Net income:
Basic	$0.30	$0.90	(66.7)	$0.90	$2.29	(60.7)
Diluted	0.30	0.89	(66.3)	0.89	2.27	(60.8)
Dividends	0.16	0.16	—	0.48	0.48	—

Weighted average common shares outstanding:
Basic	50,833,157	50,926,521	(0.2)	50,886,094	51,276,801	(0.8)
Diluted	50,937,093	51,230,845	(0.6)	51,123,024	51,718,574	(1.2)

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended September 30,				Nine months ended September 30,
	2020	2019	% Change		2020	2019	% Change
Net sales
Industrial	$196,916	$231,688	(15.0)		$561,047	$707,594	(20.7)
Aerospace	72,148	140,899	(48.8)		274,227	413,353	(33.7)
Intersegment sales	(5)	—			(8)	—
Total net sales	$269,059	$372,587	(27.8)		$835,266	$1,120,947	(25.5)

Operating profit
Industrial	$24,438	$34,836	(29.8)		$42,063	$83,785	(49.8)
Aerospace	6,805	32,749	(79.2)		48,609	91,407	(46.8)
Total operating profit	$31,243	$67,585	(53.8)		$90,672	$175,192	(48.2)

Operating margin			Change				Change
Industrial	12.4%	15.0%	(260)	bps.	7.5%	11.8%	(430)	bps.
Aerospace	9.4%	23.2%	(1,380)	bps.	17.7%	22.1%	(440)	bps.
Total operating margin	11.6%	18.1%	(650)	bps.	10.9%	15.6%	(470)	bps.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$77,485	$93,805
Accounts receivable	248,053	348,974
Inventories	245,968	232,706
Prepaid expenses and other current assets	77,209	67,532
Assets held for sale	—	21,373
Total current assets	648,715	764,390

Deferred income taxes	23,202	21,235
Property, plant and equipment, net	353,264	356,603
Goodwill	969,255	933,022
Other intangible assets, net	560,466	581,116
Other assets	55,214	53,924
Assets held for sale	—	28,045
Total assets	$2,610,116	$2,738,335

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$14,490	$7,724
Accounts payable	91,959	118,509
Accrued liabilities	208,948	209,992
Long-term debt - current	1,820	2,034
Liabilities held for sale	—	4,616
Total current liabilities	317,217	342,875

Long-term debt	701,413	825,017
Accrued retirement benefits	90,597	93,358
Deferred income taxes	89,505	88,408
Long-term tax liability	59,063	66,012
Other liabilities	44,665	45,148
Liabilities held for sale	—	6,989

Total stockholders' equity	1,307,656	1,270,528
Total liabilities and stockholders' equity	$2,610,116	$2,738,335

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Nine months ended September 30,
	2020	2019
Operating activities:
Net income	$45,658	$117,377
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66,045	75,692
(Gain) loss on disposition of property, plant and equipment	(303)	35
Stock compensation expense	8,094	9,740
Seeger divestiture charges	6,620	—
Changes in assets and liabilities, net of the effects of divestitures:
Accounts receivable	103,161	9,741
Inventories	(11,616)	6,145
Prepaid expenses and other current assets	(10,168)	(12,494)
Accounts payable	(24,476)	(19,541)
Accrued liabilities	(7,981)	(216)
Deferred income taxes	(5,032)	(2,617)
Long-term retirement benefits	(2,517)	(16,862)
Long-term tax liability	(6,949)	(6,949)
Other	2,871	1,298
Net cash provided by operating activities	163,407	161,349

Investing activities:
Proceeds from disposition of property, plant and equipment	580	233
Proceeds from the sale of businesses, net of cash sold	36,879	—
Investment in restricted cash	(6,621)	—
Capital expenditures	(30,170)	(37,722)
Business acquisitions, net of cash acquired	—	(6,061)
Net cash provided (used) by investing activities	668	(43,550)

Financing activities:
Net change in other borrowings	6,794	16,415
Payments on long-term debt	(194,279)	(290,593)
Proceeds from the issuance of long-term debt	50,000	230,625
Proceeds from the issuance of common stock	1,661	2,458
Common stock repurchases	(15,550)	(50,347)
Dividends paid	(24,302)	(24,414)
Withholding taxes paid on stock issuances	(3,177)	(5,913)
Other	(2,217)	(13,034)
Net cash used by financing activities	(181,070)	(134,803)

Effect of exchange rate changes on cash flows	675	(3,247)
Decrease in cash and cash equivalents	(16,320)	(20,251)

Cash and cash equivalents at beginning of period	93,805	100,719
Cash and cash equivalents at end of period	$77,485	$80,468

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BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Nine months ended September 30,
	2020	2019
Free cash flow:
Net cash provided by operating activities	$163,407	$161,349
Capital expenditures	(30,170)	(37,722)
Free cash flow (1)	$133,237	$123,627

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

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BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended September 30,				Nine months ended September 30,
	2020	2019	% Change		2020	2019	% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$24,438	$34,836	(29.8)		$42,063	$83,785	(49.8)
Gimatic short-term purchase accounting adjustments	—	—			—	5,373
Restructuring/reduction in force charges	—	—			15,766	—
Seeger divestiture adjustments	—	—			2,409	—
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$24,438	$34,836	(29.8)		$60,238	$89,158	(32.4)

Operating Margin - Industrial Segment (GAAP)	12.4%	15.0%	(260)	bps.	7.5%	11.8%	(430)	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	12.4%	15.0%	(260)	bps.	10.7%	12.6%	(190)	bps.

Operating Profit - Aerospace Segment (GAAP)	$6,805	$32,749	(79.2)		$48,609	$91,407	(46.8)
Restructuring/reduction in force charges	304	—			2,243	—
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (1)	$7,109	$32,749	(78.3)		$50,852	$91,407	(44.4)

Operating Margin - Aerospace Segment (GAAP)	9.4%	23.2%	(1,380)	bps.	17.7%	22.1%	(440)	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (1)	9.9%	23.2%	(1,330)	bps.	18.5%	22.1%	(360)	bps.
CONSOLIDATED RESULTS
Operating Income (GAAP)	$31,243	$67,585	(53.8)		$90,672	$175,192	(48.2)
Gimatic short-term purchase accounting adjustments	—	—			—	5,373
Restructuring/reduction in force charges	304	—			18,009	—
Seeger divestiture adjustments	—	—			2,409	—
Operating Income as adjusted (Non-GAAP) (1)	$31,547	$67,585	(53.3)		$111,090	$180,565	(38.5)

Operating Margin (GAAP)	11.6%	18.1%	(650)	bps.	10.9%	15.6%	(470)	bps.
Operating Margin as adjusted (Non-GAAP) (1)	11.7%	18.1%	(640)	bps.	13.3%	16.1%	(280)	bps.

Diluted Net Income per Share (GAAP)	$0.30	$0.89	(66.3)		$0.89	$2.27	(60.8)
Gimatic short-term purchase accounting adjustments	—	—			—	0.08
Restructuring/reduction in force charges	—	—			0.26	—
Seeger divestiture adjustments	—	—			0.13	—
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.30	$0.89	(66.3)		$1.28	$2.35	(45.5)

	Full-Year 2019
Diluted Net Income per Share (GAAP)	$3.07
Gimatic short-term purchase accounting adjustments	0.03
Seeger divestiture non-cash impairment charge	0.11
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$3.21

Notes:
(1) The Company has excluded the following from its "as adjusted" financial measurements for 2020: 1) adjustments related to the divestiture of the Seeger business, including $2.4M reflected within the Industrial segment's operating profit and $4.2M of tax expense, and 2) charges taken in 2020 related to restructuring and workforce reduction actions to be implemented across its businesses. The Company has excluded short-term purchase accounting adjustments related to its Gimatic acquisition and the non-cash impairment charge related to the divestiture of the Seeger business from its “as adjusted” financial measurements for 2019. The non-cash impairment charge was recorded pre-tax in 2019 as the tax charges resulting from the divestiture were recorded in the first quarter of 2020 following the completion of the sale. The tax effects of the restructuring actions in 2020 and the short-term purchase accounting adjustments in 2019 were calculated based on the respective tax jurisdictions and range from approximately 26% to 30%. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.